Exhibit 99.1

For Immediate Release

ENCORE MEDICAL CLOSES MERGER WITH BLACKSTONE CAPITAL PARTNERS,
COMPLETES TENDER OFFER

November 3, 2006 Austin, Texas, — Encore Medical Corporation (“Encore”) (Nasdaq: ENMC) today announced that it had completed its going private transaction through a merger with a company newly formed and controlled by Blackstone Capital Partners V L.P. (“Blackstone”).  The transaction was approved at a special meeting of Encore’s stockholders on November 2, 2006.  Under the terms of the merger agreement, Encore’s stockholders will receive $6.55 in cash for each share of Encore common stock they hold.

Kenneth W. Davidson, President and Chief Executive Officer, commented, “We are pleased with the successful outcome of this transaction and look forward to partnering with Blackstone.  This transaction provides Encore with a strong financial partner with knowledge of the healthcare industry to assist in our future growth.”

Chinh E. Chu, who will serve as Chairman of the Board of Directors, stated, “We look forward to working in partnership with the management team of Encore to accelerate the growth of the company.  We are very attracted to the industry fundamentals and leadership position of the company.”

The transaction was financed through a combination of equity contributed by Blackstone, cash on hand at Encore, senior secured credit facilities, and newly offered 11 ¾% senior subordinated notes due 2014.  The total value of the transaction is approximately $887 million.

In connection with the closing of the merger, Encore also announced that it has accepted for purchase all of the $165 million principal amount 9.75% Senior Subordinated Notes due 2012 (the “Notes”) (CUSIP No. 29256GABO), of Encore Medical IHC, Inc. (the “Issuer”), all of which Notes were validly tendered on or prior to 5:00 p.m., New York City time, on October 26, 2006 (the “Consent Expiration Date”) pursuant to its previously announced debt tender offer and consent solicitation.  The settlement of the purchase of notes validly tendered and not withdrawn on or prior to the Consent Expiration Date occurred concurrently with the closing of the merger.

Encore’s common shares will cease trading on the NASDAQ Global Market at market close today, and will be delisted immediately thereafter.  Encore has appointed Wells Fargo Bank, N.A. as the agent for payment of the merger consideration upon consummation of the transaction.  Encore anticipates that the exchange agent will contact stockholders soon with instructions on how to obtain payment for their shares.

ABOUT ENCORE MEDICAL CORPORATION

Encore Medical Corporation is a diversified orthopedic device company with leading positions in many of the markets in which it competes.  We develop, manufacture and distribute a comprehensive range of high-quality orthopedic devices used for rehabilitation, pain management and physical therapy. We also develop, manufacture and distribute a comprehensive suite of surgical reconstructive implant products. We believe that we are one of a few orthopedic device companies that offer healthcare professionals and patients a diverse range of orthopedic rehabilitation and surgical reconstructive implant products addressing the complete spectrum of pre-operative, post-operative, clinical and home rehabilitation care.

ABOUT THE BLACKSTONE GROUP

The Blackstone Group, a global private investment and advisory firm, was founded in 1985. The firm has raised a total of approximately $59 billion for alternative asset investing since its formation of which roughly $27 billion has been for private equity investing. The healthcare sector is one of Blackstone’s core areas of focus, with current investments in pharmaceuticals, hospitals, nursing homes, healthcare services and health insurance.  Blackstone’s other core businesses include Private Real Estate Investing, Corporate Debt Investing, Hedge Funds, Mutual Fund Management, Private Placement, Marketable Alternative Asset Management, and Investment Banking Advisory Services. Further information is available at http://www.blackstone.com.

IMPORTANT INFORMATION

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for our products, the ability to continue to obtain long-term financing, our substantial leverage and debt service requirements and the ability to locate and integrate past and future acquisitions.  Additionally, we are subject to other risks and uncertainties set forth in our filings with the Securities and Exchange Commission.  These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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Contact:	Harry L. Zimmerman
Executive Vice President—General Counsel
(512) 832-9500
harry_zimmerman@encoremed.com

Chinh E. Chu
Senior Managing Director
The Blackstone Group
(212) 583-5872